Exhibit 10.5

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

MANUFACTURING, SUPPLY, AND LICENSE AGREEMENT

This Manufacturing, Supply, and License Agreement (the “Agreement”) is made on this 30th day of March 2009, (the “Effective Date”) by and between INTUITIVE SURGICAL INC., (hereinafter, “Intuitive”) a Delaware corporation with its principal place of business located at 1266 Kifer Road, Sunnyvale, California 94086, and ENCISION, INC. (hereinafter, “Encision”), a Colorado corporation with its principal place of business located at 6797 Winchester Circle, Boulder, CO 80301.  Intuitive and Encision hereby agree to the following terms and conditions for the performance of this Agreement.

1.             General Scope.

1.1           This Agreement contains the terms and conditions which shall apply to any and all transactions for the manufacturing, supply, and license by Encision, and purchase and use by Intuitive of goods for use in or with Intuitive’s present and future lines of robotic surgical systems, during the term hereof.

2.             Definitions.

2.1           “Adverse Event” shall mean an event or incident that led to a death, serious injury, or serious deterioration in the state of health of a patient, user, or other person; if the incident was wholly or partially caused by the Product or by shortcomings in the information supplied with the Product.

2.2           “Bill of Materials” or “BOM” refers to the list of Components necessary to manufacture the Product or Products.

2.3           “Certificate of Conformance” shall be written certification by Encision, that the supplied Product meets the Specifications.

2.4           “Complaint” shall mean any written, electronic, or verbal feedback directed to Intuitive and/or Encision, related to the use of a medical device/Product/accessory manufactured or distributed by Intuitive, or distributed by a third party on behalf of Intuitive, that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product after it is released for distribution.

2.5           “Components” shall mean any components and other materials listed in the Bill of Materials for any Product.

2.6           “Field” shall mean the diagnosis and/or treatment of a human or an animal using Robotic Systems.

2.7           “Kanban Signal” shall mean a signal, electronic or otherwise, used to trigger delivery of a set (Kanban) quantity against the quantity specified in the Scheduling Agreement. Intuitive will provide Kanban size to Encision.

2.8           “Product(s)” shall mean the item or items set forth in Exhibit A to be purchased by Intuitive from Encision during the term of this Agreement, including future revisions and enhancements and any additions to the items set forth in Exhibit A that may be agreed upon by the parties.  For clarity, Products do not include Intuitive Instruments.

2.9           “Robotic Systems” shall mean computer-controlled manipulators used to diagnose and/or perform a medical or surgical procedure in a patient’s body, controlled from a location external to the patient’s body. Robotic Systems shall only include Intuitive’s present and future lines of da Vinci Surgical Systems, instruments and accessories.

2.10         “Scheduling Agreement” shall mean an order by Intuitive, communicated via electronic data transfer, email or other means , to purchase Products, Components, or other materials, at a stated unit price, for a total quantity to be delivered within a delivery date range.  Delivery due date will be determined based upon Kanban Signal and the Replenishment Lead Time.

2.11         “Specifications” are as set forth in Exhibit B.

2.12         “Sterilization” shall refer to both EtO (ethylene oxide) and Gamma (radiation isotope) sterilization methods.

2.13         “Replenishment Lead Time” is the agreed upon time to delivery from the Kanban Signal. Intuitive will provide the Replenishment Lead Time.

2.14         “Licensed Patents” shall mean all worldwide patents issued as of the date of this Agreement (including any and all patents issuing or claiming priority from the above patents and patent applications, including non-provisionals, continuations, continuations in part, divisionals, re-examinations, reissues, and foreign counterparts thereof), owned or licensed by Encision, necessary to develop, use, make, have made, promote, offer for sale, sell, import, export, and otherwise commercialize Intuitive Instruments that are enabled to function with Products, within the Field.

2.15         “Encision’s Intellectual Property” shall mean the Licensed Patents and any and all now known or hereafter existing (a) copyrights, moral rights, and mask works, (b) trade secret rights, (c) designs, algorithms, and other industrial property rights, (d) trademark and trade name rights, (e) other intellectual and industrial property and proprietary rights, whether arising by operation of law, by contract or license, or otherwise, and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing.

2.16         “Encision Inventions” shall mean Encision´s inventions, whether patentable or not, patents, patent applications, know-how, technical information, test results, and other intellectual property rights conceived or reduced to practice solely by representatives of Encision in the performance of this Agreement.

2.17         “Intuitive Inventions” shall mean Intuitive´s inventions, whether patentable or not, patents, patent applications, know-how, technical information, test results, and other intellectual property rights conceived or reduced to practice solely by representatives of Intuitive in the performance of this Agreement.

2.18         “Joint Inventions” shall mean any inventions whether patentable or not, patents, patent applications, know-how, technical information, test results and any other intellectual property rights conceived or reduced to practice jointly by representatives of Encision and Intuitive in the performance of this Agreement.

2.19         “Purpose” shall mean the supply, design, installation, adaptation, and certification of Products and Intuitive Instruments for use in or with Robotic Systems solely within the Field.

2.20         “Intuitive Instruments” shall mean any instrument that is used, in connection with Products, in or with a Robotic System.

3.             Forecast.

3.1           Intuitive shall provide Encision with a non-binding nine (9) to twelve (12) month rolling forecast of Intuitive’s delivery requirements.

3.2           This Agreement is not an authorization for Encision to perform manufacturing services or to manufacture the Products. Intuitive will place Scheduling Agreements or purchase orders with Encision in such a manner that will provide Encision with Intuitive’s delivery requirements.

3.3           Intuitive may issue Scheduling Agreements or purchase orders for a minimum of the first 90 days of the required deliveries. Each Scheduling Agreement or purchase order shall include a description of the Product(s) to be purchased, quantity, routing instructions, requested delivery date, destination and price. Thereafter, Intuitive will place Scheduling Agreements or purchase orders with Encision based on agreed upon lead times and needed delivery dates.

4.             Purchasing, Pricing and Payment Terms.

4.1           Purchase Order or Scheduling Agreement Acknowledgement.  Encision shall acknowledge in writing purchase orders or Scheduling Agreements submitted by Intuitive within seven (7) calendar days from Encision receipt. In the event an acknowledgment is not received within (7) calendar days, Intuitive may, at is option, cancel such purchase orders or Scheduling Agreements with zero (0) financial liability to Intuitive. Encision must submit in writing to Intuitive at the time of Scheduling Agreement or purchase order acknowledgment any minimum order quantity purchases or non-cancelable non-returnable’s (NCNR’s) that will result in excess inventory.

4.2           Material Liability.  Encision is financially liable for any item on order, including NCNR’s, unless Encision has received Intuitive’s written pre-approval.

Intuitive shall be liable for the following:

(i)           Finished goods: thirty (30) calendar days of demand*.

4.3           Flexibility. Intuitive may make changes to shipping instructions, quantities or requested delivery dates/schedules specified in any Scheduling Agreement or purchase order, as needed throughout the duration of this Agreement, in conformance with Table 1.0 below, unless otherwise mutually agreed upon in writing by the parties.

Table 1.0

Calendar days from notice	% change
0 - 30	+/- 0
31 - 60	+/- 10
61 - 120	+/- 25
121+	+/- 50

4.5           Product Price and License Fees.

4.5.1        Price of Products.  The intent of the parties is for Encision to make [*] ([*]%) gross margin on the sale of Products to Intuitive, plus a license fee as defined below in Section 4.5.2.  The prices set forth in Exhibit A, which shall be the prices as of the Effective Date of this Agreement, reflect a [*]% gross margin for Encision. The parties agree to negotiate a commercially reasonable annual price adjustment (up or down), bearing in mind the agreed intention to maintain a [*]% gross margin for Encision. Failure to agree on the pricing for the Products shall be deemed an event of mutual default, and shall give either Party the right to terminate this Agreement as provided in the Term and Termination Section of this Agreement. Given the intention for a [*]% gross margin, the annual price shall be computed as Encision’s Cost of Goods Sold for the Product divided by [*]%.  “Cost of Goods Sold” or COGS” shall mean the sum of (i) direct materials cost (per the bill of materials), (ii) direct labor cost (for the time to build the Product), (iii) burden cost (applied at standard burden rate), and (iv) subcontract cost (if applicable, from bill of materials on Products sent out for an outside operation), all to be determined consistent with current US Generally Accepted Accounting Principles and consistent with Encision’s practice for products of similar complexity with Products.

4.5.2        License Fee.  In addition to the Price of Products set forth in Exhibit A and as defined in Section 4.5.1, Intuitive shall pay a one time up front License Fee to Encision of [*] within 45 days of signing this Agreement.

4.5.3        Cord Development Costs.  Intuitive shall also reimburse Encision for the following costs associated (to the extent there are any and in an amount not to exceed [*]) with the Intuitive branded 12 foot cord product.

(a)           Sterilization Validation

(b)           Package Validation

(c)           Shipping Tests

(d)           Additional Dose Audits

(e)           Validation for three (3) years

4.6           Price of Products purchased hereunder shall include, without limitation, the following:

(i)            Inspection of all components.

(ii)           Packing and crating, as required.

(iii)          Pre-shipment testing.

(iv)          Complete Device History Record (“DHR”) paperwork to be maintained by Encision.

(v)           CE or other regulatory labeling as required.  The cost of any translation requested by Intuitive will be paid by Intuitive, provided the cost is pre-approved by Intuitive.

4.7           Payment. Intuitive will make payment upon receipt of a valid and undisputed invoice. Payment for Products received shall be due net forty-five (45) days from the date of Encision’s invoice.

4.8           Kanban Replenishment.  Intuitive’s Kanban replenishment program requires the Encision to ship an exact quantity of items to Intuitive within a specified number of days after Kanban Signal to Encision.  Encision will be provided access to an internet portal that shows all open Kanban Signals to be delivered to Intuitive. This portal will display all parts that are to be shipped by Kanban scan number, Kanban quantity, and due date. Encision is required to deliver in full Kanban quantities only, unless otherwise approved in advance by Intuitive.

As feasible and consistent with Encision infrastructure and business processes, Encision will drive lean manufacturing concepts and best practices with Encision’s vendors to maximize the effectiveness of the Kanban replenishment program for Intuitive.   Encision will also maximize its internal quality assurance efforts to ensure that full Kanban stocking levels can be built and shipped to Intuitive, with zero defect quality levels.

Encision and Intuitive will define and agree on finished goods, work in process and raw material liabilities to enable the Kanban replenishment program to be successful and supportive of Intuitive needs.  At a minimum, Encision shall always have a minimum of one (1) Kanban bin in ready to ship, finished goods status.

4.9           Certificate of Conformance.  At Intuitive’s request, Encision shall provide a Certificate of Conformance to Intuitive.

4.10         Audit.  Encision agrees to make and maintain complete and accurate records of its manufacturing costs underlying its accounting statements provided to Intuitive, and shall allow Intuitive, or its representative, a certified public accountant mutually acceptable to Encision and Intuitive, during office hours and at reasonable intervals, no more than once a year, to inspect and make extracts or copies of such records solely for the purpose of ascertaining the correctness of such statements, COGS and Product per unit prices. If any such examination and audit shall disclose an overpayment of five percent (5%) or more, Encision shall pay, in addition to such overpayment, the reasonable costs of such examination and audit.  All books of account and records with respect to Products shall be kept available for at least five (5) years after end of the Term.

5.             Branding and Training.

5.1           Active Electrode Monitor (AEM) Branding.  Product may be Encision branded, provided Intuitive shall have the right to determine the size and placement of the Encision branding, with input from Encision.  Intuitive approves the current Encision branding of the AEM. Any changes to the branding of the AEM Product shall require Intuitive’s approval.

5.2           Cord Branding.  The cord Product shall be Intuitive branded, with attribution provided to Encision.  Intuitive will determine the messaging, size and placement of the branding and attribution, with input from Encision consistent with the parties’ respective intellectual property rights.  Intuitive will pay for the cost of branding the cord Intuitive.

5.3           Training.  Encision shall provide training to Intuitive personnel on use and operation of Products and attendant safety measures as reasonably required and upon request of Intuitive

5.4           No Other Purpose.  Encision shall not nor shall Encision enable or cause any other person to use or utilize the Products for any purpose other than for Robotic Systems used within the Field for which Intuitive would have sold the Products.  For the avoidance of doubt, nothing in this Section or Agreement shall be construed to preclude Encision from selling any of its products, other than the Intuitive branded cord Product, to other parties.

6.             Product Changes.

6.1           Product Changes.  Intuitive may, upon advance written notice to Encision, submit Engineering Changes for incorporation into the Product(s). It is important that this notification include documentation of the change to effectively support an investigation of the Engineering Change (EC) impact. Encision shall, within a period not to exceed twenty-five (25) calendar days from EC notification from Intuitive, evaluate the feasibility of the EC and respond completely to Intuitive in writing with the potential impact of the EC, including but not limited to, current on-hand or on-order inventory, work-in-progress, the delivery schedule, price, Product quality performance, and any other information with respect to the EC requested by Intuitive. Encision’s response will be considered by Intuitive to complete and release the EC and Encision will be notified of actual EC through a change in Scheduling Agreement or purchase order for the given Product(s) incorporating the EC change based upon a mutually agreed upon switch-over date..

Encision shall not make any changes to any Component (including manufacturing process), or to the Product Specification process that may affect the performance of the Product or the Product’s compatibility with Intuitive’s Robotic Systems unless approved by Intuitive in writing before implementation.

Encision will provide Intuitive with detailed information of any proposed change in Product labels and instructions for use that affect any sale or use of Products prior to its implementation. Any proposed changes to Product labels and instructions for use are subject to Intuitive’s review and approval.

6.2           Discontinued Products and Components. Should Encision or any authorized supplier provide notice that a Component used in the manufacturing of the Products is to be discontinued, Encision will promptly notify Intuitive in writing of the Products or Component being discontinued, the last date available for placement of orders, the effective date the Product or Component will be discontinued, and any last buy instructions or other applicable information or documentation necessary for Intuitive to make an informed decision regarding any end of life purchases for Products. Notwithstanding the above, no Product or Component shall be discontinued without providing a minimum six (6) month notice period in order to allow Intuitive the time to source replacement products and/or components.

6.3           Obsolescence.   Encision agrees to provide sustaining engineering support, repair and Component replacement of Product for a period of seven (7) years from the date of Product obsolescence or discontinuation.  Field replacement units (FRU’s) shall be of either new or like new product.

7.             Taxes.

7.1           Encision agrees to cooperate in a reasonable manner with Intuitive in order to minimize all taxes that are to be paid directly or indirectly by Intuitive. Encision agrees to use reasonable efforts to notify Intuitive’s tax department of notice of any audit or assessment which may affect the sales, use, excise, or property taxes which may be assessed on a Product or Products, within fifteen (15) calendar days of receiving such notice.

7.2           Intuitive has provided to Encision and Encision hereby acknowledges having received Intuitive’s resale license/certificate.

8.             Delivery.

8.1           Encision shall deliver Products in accordance with Intuitive’s instructions as specified in each purchase order or Scheduling Agreement. Delivery will be FCA Encision’s dock (Incoterms 2000). All Products will be shipped to Intuitive with freight and insurance to be paid by Intuitive.

8.2           Title and risk of loss will pass to Intuitive upon shipment from Encision’s dock.

8.3           A complete packing list must accompany all shipments. The following information shall be included in each packing list: Scheduling Agreement or purchase order number, Intuitive’s part number and revision level, the Kanban scan number, quantity, delivery date, and lot or serial number. This information shall also be entered on the packing list in human readable barcodes.

8.4           If Encision uses transportation agents other than its own resources, Encision is fully responsible and liable to ensure these transportation agents support on time delivery requirements for the Kanban replenishment program in accordance with Section 4.8 of this Agreement.

8.5           Intuitive shall have the right to approve packaging and labeling.

8.6           In the event special transportation and storage conditions are required for Products, Encision will provide Intuitive with appropriate instructions in advance.

8.7           In the event Intuitive’s account number will be used for freight, Encision will be subject to freight invoice audits on an ongoing basis. Encision shall reimburse Intuitive for freight charges not related to Intuitive’s shipping.

9.             Acceptance.

9.1           Intuitive shall have thirty (30) days from the date of delivery to perform acceptance testing on Products received from Encision and, shall have the right to return to Encision, for replacement, any Product  that fails such acceptance testing. Intuitive agrees to comply with Encision’s reasonable return material authorization (“RMA”) procedures, including the procurement of RMA numbers applicable to each Product return to Encision.

10.           Delays.

10.1         Time is of the essence for Products ordered pursuant to this Agreement and delivery shall be strictly in accordance with the schedule set forth within the relevant Scheduling Agreement or purchase order. Encision shall use its best efforts to minimize any delay that may prevent its timely compliance with one or more requirements of this Agreement. Whenever the delivery of Products shall be delayed for any reason, including any delays caused by circumstances as set forth in Section 20 entitled “Force Majeure”, Encision shall promptly notify Intuitive of Encision’s plan to remedy the delay, including the anticipated length of the delay, the cause of the delay, any measures proposed or taken to prevent or minimize the delay, and the timetable for implementation of such measures. Should any delay continue for a period more than eighteen (18) days, Intuitive shall be entitled, with written notice to Encision, to terminate this Agreement without further obligation, excluding payment for Products already delivered or in transit as of the date of termination.

11.           Reserved for future use.

12.           Incoming Inspection and Process Control.

12.1         Incoming Inspections. Encision shall perform incoming quality control inspections on all Components and will keep sufficient records such that the source and raw material specification of such Components may be readily determined. All records required under this Section 12.1, shall be maintained by Encision for a period of five (5) years and/or provided to Intuitive following termination of this Agreement.

12.2         Process Control. Encision shall follow documented processes during assembly of the Products and keep written records of all assembly and tests performed as determined by Encision’s Quality Systems Procedures.

13.          Quality/Regulatory.

13.1         Encision agrees to maintain a quality system that is in substantial compliance with USA FDA Quality System Regulations, Canadian Medical Device Regulations, European Union Medical Devices Directives, ISO 13485: 2003 and Japan GQP (Good Quality Practices).  Intuitive understands that Japan GQP is currently in process but not completed.

13.2         Encision agrees to share with Intuitive any FDA 483 observations or notified body non-conformities that affect Intuitive and to allow Intuitive to participate in the resolution of the citation.

13.3         Encision agrees to notify Intuitive of any potential changes to the device license or registration that could affect availability of the Product.

13.4         Encision agrees to manufacture Product in compliance with the device master record established by Intuitive and Encision.

13.5         Each party will notify the other party of any FDA regulatory actions, any FDA 483 observations or Warning Letters that were issued, in addition to any pending or ongoing FDA investigations or inspections that may involve the Encision or Intuitive six (6) months prior to the Effective Date of this Agreement, and during the term of this Agreement. Encision’s obligation is limited to Products as listed on Exhibit A.

13.6         Encision shall place the Product on hold and notify Intuitive within two (2) business days if:

(i)            A Product does not meet Intuitive quality requirements and has been either certified for shipment via DHR review and release (still held at Encision) or has already shipped.

(ii)           A finished device meets Intuitive quality requirements, but an identified quality issue exists which is not currently defined by Intuitive.

(iii)          Encision is notified of any supplier-related quality issue that may affect the form-fit-or-function of finished products.

13.7         All Products provided to Intuitive under this Agreement shall be manufactured in accordance with the Specifications, and applicable to the relevant clauses of quality system regulations including: FDA 21 CFR 820, ISO 13485: 2003, and Japan GQP.

Encision will exercise its appropriate control over the quality of the output from its subcontractors, when applicable, and will maintain its own QMS covering such control.

13.8         Inspection Rights/Subcontracting. Intuitive shall have the right to have its representatives present at the Encision plants and production facilities relating to or used in connection with the manufacture of the Products during normal business hours to conduct an initial inspection and periodic inspections of such plants and facilities and the manufacturing procedures, the Product Specifications and Intuitive quality assurance requirements and to inspect Encision’s inventory of Products, work-in-process, raw materials to be used for the Products, production records and such other matters or records as may be necessary to proper quality assurance of the Products to be delivered hereunder. Intuitive agrees to give Encision a minimum of two (2) business days’ prior notice of any such inspection, whenever possible.

Encision shall promptly use its best efforts to take such action as is required to correct any deficiencies identified by Intuitive relating to the production of any Product listed in Exhibit A.

13.9         Regulatory Matters.  Encision shall maintain all regulatory approvals it has for the Product and shall keep Intuitive informed as to the status of all applicable regulatory approvals. Encision shall provide Intuitive, upon request, a true and complete copy of all regulatory approvals and other regulatory filings, submissions and communications for the Product(s) subject to reasonable redaction of proprietary information.   Encision shall provide support, assistance and guidance to Intuitive with respect to Intuitive’s efforts to obtain other regulatory approvals Intuitive may need for the Products or for Intuitive’s products into which Product(s) are incorporated

13.10       Regulatory information and notification with respect to the Product(s).  Each party agrees to share and provide to the other party all information related to regulatory approvals for the Product(s), and without limitation agrees to maintain a reasonable record of all material Complaints it receives with respect to the Product(s).

13.11       Regulatory information, notification and investigation with respect to the Product(s). Each party agrees without limitation to:

(i)            Maintain a Complaint handling process.

(ii)           Notify the other party of any material Complaint received in sufficient detail and within thirty (30) days after the end of the calendar quarter in which the event occurred.

(iii)          Perform a complete investigation within sixty (60) days, in response to any Complaint, including a root cause analysis and formulate corrective action recommendations to address the issues raised by such complaint. Results of the investigation shall also be provided to the other party.

(iv)         In the event a Complaint is received by either party and the information reasonably suggests that (a) a death has occurred, (b) the event resulted in a life-threatening illness or injury (c) the event resulted in a permanent impairment of a body function or permanent damage to a body structure, or (d) the event required medical or surgical intervention to preclude permanent impairment of a body function (including a clinically relevant increase in the duration of a surgical procedure), or (e) remedial action was required to prevent an unreasonable risk of substantial harm to public health, each party shall notify the other party of the Complaint within two (2) business days of the receipt of the Complaint to allow both parties sufficient time to comply with any and all legal and regulatory requirements.

(v)           In the event a Complaint is received by either party involving a malfunction (i.e. failed to meet its performance specifications as intended) for the Product(s), that if it were to recur would likely cause or contribute to a death or serious injury either party shall notify the other party of the Complaint within seven (7) days of the receipt of the Complaint, to allow both parties sufficient time to comply with any and all legal and regulatory requirements.

13.12       Each party shall notify the other party within two (2) calendar days of becoming aware of any Adverse Event that has taken place and any safety-related issue with respect to the Product(s). In such an event, each party will, with the least practicable delay, provide the other party with copies of advisory notices issued by related regulatory authorities to enable both parties to take necessary actions in accordance with regulatory requirements.

13.13   Records.

(i)            Upon reasonable request from Intuitive, Encision shall forward to Intuitive either a) copies of the completed device history records or b) access to the completed device history records.

(ii)           Encision agrees to maintain inspection and production batch records for a period no less than five (5) years from the date the last Product is manufactured for Products purchased by Intuitive.

(For finished goods suppliers shipping to Japan, record requirement is fifteen (15) years.)

(iii)          Upon request from either party, Complaint investigation reports shall be provided to the other party for Products purchased by Intuitive.

13.14   Recalls.

General.  Encision shall have the exclusive right (subject to applicable law) to initiate voluntary Product recalls, and shall manage and be responsible (including bearing all costs and expense) for all Product recalls. Each of the Parties hereto agrees to notify the other in writing within forty eight (48) hours in the event either sees a need for a potential Product recall.

Encision Recall.  In the event of any recall of any Product (whether voluntary, required by the FDA or any other Governmental Authority in any jurisdiction in which Intuitive, any Affiliate of Intuitive or any distributor of either has sold any Products, or resulting from any device notification or safety alert) due to design defect, workmanship or failure to manufacture in conformance with applicable Product (or Device) Documentation or Device Regulation standards, or due to any other defect or non-conformity in the Product (collectively, “Encision Recall”), Encision shall (i) if requested by Intuitive, provide Intuitive with a credit or reimbursement, or (ii) ) replace, refurbish or repair of defective or non-conforming Products; and (ii) reimburse Intuitive for reasonable costs and expenses incurred by Intuitive associated with (a) the initial shipments of the recalled Products, and (b) customers’ return of the recalled Products and shipment of replacement Products to customers.  Encision shall use its reasonable efforts to correct, as promptly as is practicable, problems or other issues which result in Encision Recalls.  If any recall results solely from an act or omission of Intuitive or its agents or employees, Intuitive shall reimburse Encision for its reasonable out-of-pocket costs and expenses incident to such recall. Encision’s requested out-of pocket costs for reimbursement are subject to Intuitive’s review and approval.

13.16       Encision agrees to maintain required manufacturing facility licenses as required by state and federal regulations.

13.17       Access to Technical Materials.  All Technical Materials owned by Intuitive shall remain the property of Intuitive and all Technical Materials owned by Encision shall remain the property of Encision.  Encision shall use commercially reasonable efforts to assist Intuitive with registration and regulatory requirements

13.18       Encision agrees not to modify the device master record for the 12 foot cord, i.e;

(i)           Device specifications including appropriate drawings, composition, formulation, component specifications, and software Specifications;

(ii)          Production process specifications including the appropriate equipment specifications, production methods, production procedures, and production environment specifications;

(iii)         Quality assurance procedures and specifications including acceptance criteria and the quality assurance equipment to be used;

(iv)         Packaging and labeling specifications, including methods and processes used; and

(v)          Installation, maintenance, and servicing procedures and methods, in a manner that would result in changing device safety, performance or appearance without prior consent from Intuitive.

13.19       Encision shall assemble, test, and package the product in accordance with a mutually approved device master record for the 12 foot cord.

13.20       Encision shall ensure all required manufacturing and inspection steps have been successfully completed, prior to delivering the finished Product to Intuitive.

13.21       Encision shall be responsible for creating and documenting manufacturing methods, inspections and processes to meet Product Specifications.

13.22       Encision shall disclose and obtain prior consent from Intuitive to use subcontract manufacturers. Encision agrees to notify Intuitive of any significant changes to the facility, quality system, organization and change of QMS certification status.

13.23       Encision shall maintain ISO 13485:2003 certification. At Intuitive’s request, Encision shall provide copies of ISO 13485:2003 certification and copies at every renewal of such certification.

14.           Representations and Warranties.

14.1         Encision warrants that all Products delivered hereunder will: (a) conform strictly to the design specifications, drawings, process documents, samples or other descriptions provided, (b) conform strictly to the requirements of the relevant Scheduling Agreement or purchase order, and (c) be free from defects in material and workmanship. Encision’s warranty shall be in effect: (i) in the case of AEM Products, for a period of one (1) year from date of acceptance from Intuitive; and (ii) in the case of cord Product, until the label expiry date, or one use, whichever occurs first.

14.2         If a Product or any Component is found by Intuitive, after appropriate tests and inspections, to have any defect, including any patent or latent defect, Intuitive will notify Encision in writing of such defect and Encision will, at Encision’s election and at no cost to Intuitive, either (1) repair or replace the defective Component or Product or (2) arrange for the removal and replacement of the defective Product; provided however, that if the Product has been incorporated by Intuitive into a larger product assembly prior to the discovery of such defect, the parties shall confer as to the means of effecting the repair or replacement most convenient for Intuitive which is not unduly burdensome to Encision, and proceed accordingly. Encision will retain any Components removed from the Product for replacement.  Components or Component parts furnished in warranty service shall be new or rebuilt parts, at the option of Encision, but in either case shall be of the same quality and subject to the same warranty as new parts. In any case, the warranty period of any parts furnished under warranty service shall not exceed the warranty period of the original parts or ninety (90) days from the date of delivery of any repair, reconditioned, or replacement thereof, whichever is longer.

14.3         Warranty Exclusions.  The warranty set forth above excludes and does not apply to defects (i) caused through not fault of the Encision during shipment to or from Intuitive, (ii) caused by modifications or alterations made to Products by Intuitive or a third party not approved by Encision, (iii) caused by unauthorized repair or maintenance of Products by Intuitive or any third party not approved by Encision, (iv) caused by the failure of Intuitive to comply with the return procedures specified herein, or (v) damaged by excessive current, temperature, physical stress or other deviation from the applicable environmental specifications.

14.4         Warranty Procedures.  Intuitive shall request authorization from Encision prior to the return of each defective Product for repair or replacement by Encision.  Upon such request, Encision shall provide the address of the facility to which such Product shall be returned, together with Return Material Authorization (RMA) tracer number.

14.5         Warranty Disclaimer.  THE EXPRESS WARRANTY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER GUARANTIES AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, NON-INFRINGEMENT.  ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY ENCISION.

14.6         Mutual Representations and Warranties.  Each party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound.

14.7         Specific Disclaimer.  Other than as specifically set forth herein, nothing in this Agreement will be construed as giving rise to: (a) a warranty or representation by Encision as to the validity, enforceability, or scope of the Licensed Patents; (b) a warranty or representation that using, making, selling, or importing a Licensed Product as permitted under this Agreement will not infringe, directly or indirectly, any patent or other intellectual property right of a third party under the laws of the United States or any other jurisdiction; (c) an obligation by Encision to file, register, prosecute, maintain, or enforce any Licensed Patent; or (d) an obligation by Encision to deliver any technical or proprietary information or know-how or to provide any training or technical support other than as provided for in Section 5.3 or as mutually agreed upon by the Parties.

15.           Intellectual Property and License.

15.1         Encision hereby grants Intuitive:

(i)    a non-exclusive (without the right to sub-license), royalty-free, worldwide license under Encision’s Intellectual Property to, use, promote, offer for sale, sell, import, and export Products within the Field, and

(ii)   a non-exclusive (without the right to sub-license), royalty-free, worldwide, perpetual license under Licensed Patents to develop, use, make, have made, promote, offer for sale, sell, import, export, and otherwise commercialize Intuitive Instruments within the Field.

15.2       Encision hereby agrees not to use any technology or intellectual property rights that are owned or controlled by any third party in the course of manufacturing the Product, unless Encision has the right to use such technology and/or intellectual property in the manufacture of the Product and Encision notifies Intuitive of such intended use in advance and Intuitive approves such use. Any additional terms or licenses required for the use of such intellectual property shall be provided to Intuitive for review and approval in writing, before acceptance of such Product

15.3         Upon the execution of this Agreement, Encision shall provide to Intuitive the drawings, specifications and CAD drawings for the AEM® connector so that Intuitive can configure the Intuitive Instruments to be compatible and interconnect with Encision’s cord.

15.4         Ownership of Intellectual Property.

15.4.1      Intuitive Inventions shall be owned exclusively by Intuitive.

15.4.2      Encision Inventions shall be owned exclusively by Encision, with Intuitive having a non-exclusive, royalty free license to the Encision Inventions solely within the Field.

15.4.3      Joint Inventions shall be owned by Intuitive with Encision having an exclusive, royalty free license under the Joint Inventions outside of the Field.

15.5         Except as set forth in this Section 15, nothing in this Agreement is intended to convey any rights to any intellectual property owned by either party as of the Effective Date or developed during the term of the Agreement.

15.6         Restrictions on Use.  Intuitive acknowledges that the Encision Intellectual Property including any structure, organization, manufacturing methods, and Source Code, contain valuable trade secrets of Encision.  Accordingly, other than in connection with the Purpose and Intuitive’s rights and obligations under the terms of this Agreement, Intuitive agrees not to (a) modify, adapt, alter, translate, or create derivative works from the Encision Intellectual Property; (b) sublicense, lease, rent, loan, or otherwise transfer the Encision Intellectual Property to any third party, (c) reverse engineer, decompile, or disassemble the Encision Intellectual Property; or (d) otherwise use or copy the Encision Intellectual Property except as expressly allowed under the terms of this Agreement.

15.7         Patent Marking.  Intuitive shall mark all Intuitive Instrument packages using Licensed Patents in accordance with 35 U.S.C. § 287 with the number of each of the issued patents included in the Licensed Patents and indicate that the Product has been made under a license from Encision.  Intuitive shall provide a sample of each patent marking label to Encision for inspection and approval, which approval shall not be unreasonably withheld.

16.           General Indemnification.

16.1         Indemnification by Encision. To the extent allowable by law, Encision hereby assumes all liability for, and agrees to indemnify, defend and hold harmless Intuitive and its successors, permitted assigns, agents and employees from and against, any and all liabilities, losses, damages, claims and expenses (including attorneys’ fees, expert witness fees, and court costs) to the extent that they arise from third party claims, actions or demands including without limitation, claims arising in contract or tort (including negligence), strict liability or otherwise (collectively, “Claims”) in any way relating to or arising from (a) Encision’s breach of any of its representations or warranties or any other obligation hereunder, (b) Encision’s negligence or willful misconduct, or (c) infringement by Encision’s Product of a third party intellectual property right; provided that Encision’s indemnification obligations under this Section 16.1 shall not apply to the extent that such Claims arise from (i) Intuitive’s negligence or willful misconduct; (ii) Intuitive’s breach of any of its obligations hereunder; or (iii) Intuitive’s use of Product outside of the Field.

16.2         Indemnification by Intuitive. To the extent allowable by law, Intuitive hereby assumes all liability for, and agrees to indemnify, defend and hold harmless Encision and its successors, permitted assigns, agents and employees from and against, any and all liabilities, losses, damages, claims and expenses (including attorneys’ fees, expert witness fees, and court costs) to the extent that they arise from third party claims, actions or demands including without limitation, claims arising in contract or tort (including negligence), strict liability or otherwise (collectively, “Claims”) in any way relating to or arising from (a) Intuitive’s breach of any of its representations or warranties or any other obligation hereunder, (b) Intuitive’s negligence or willful misconduct, or (c) any activities of Intuitive beyond or outside of the Purpose; provided that Intuitive’s indemnification obligations under this Section 16.2 shall not apply to the extent that such Claims arise from Encision’s negligence or willful misconduct or breach of any of its obligations hereunder.

16.3         Claim Notification Requirement.  An indemnifying party will use reasonable efforts to notify the indemnified party promptly of the claim as soon as the indemnified party becomes aware of it.  However, an indemnified party’s failure to provide such notice or delay in providing such notice will relieve the indemnifying party of its obligations under this Section only if and to the extent that such delay or failure materially prejudices the indemnifying party’s ability to defend such claim. The indemnified party will have the right to participate in the defense of such claim with its own counsel and at its own expense.  The indemnified party will cooperate with the indemnifying party, at indemnifying party’s reasonable request and at the indemnifying party’s expense, in the defense of such claim.  No settlement of a claim will be binding on indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed.

17.           Limitation of Liability.

17.1         EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 23 AND THE INDEMNITY OBLIGATIONS OF SECTION 16, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL DAMAGES, EXEMPLARY DAMAGES, PUNITIVE DAMAGES, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS), OR LOSS OF BUSINESS, RECORDS, DATA, USE, REVENUE, OR ANTICIPATED SAVINGS, OR OTHER ECONOMIC LOSS, WHETHER OR NOT THE PARTY OR ITS AFFILIATES WERE INFORMED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.  SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES; IN SUCH

JURISDICTIONS, THE FOREGOING LIMITATION OF LIABILITY SHALL APPLY ONLY TO THE EXTENT PERMITTED BY LAW.

18.           Governing Law/Jurisdiction.

18.1         The laws of the State of California shall govern the provisions of this Agreement without reference to its conflict of law provisions. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Each party hereby consents and submits to the exclusive jurisdiction of the State and Federal courts sitting in Santa Clara County, California, and hereby agrees that venue of any dispute which arises hereunder is proper, appropriate and acceptable in these state and federal courts. The prevailing party to any legal action shall be entitled to reimbursement of all reasonable costs and expenses (including attorneys’ fees) incurred to defend such claim.

19.           Term and Termination.

19.1         Term.   This Agreement will commence upon the Effective Date of this Agreement and shall continue in effect for a period of five (5) years (the Initial Term), unless sooner terminated as specified in this Section 19. Thereafter, this Agreement shall automatically renew for additional two (2) year periods (each a “Renewal Term”), unless one party notifies the other in writing at least six (6) months before the expiration of its intent not to renew the Agreement.

19.2         Termination.  Either party may terminate this Agreement upon written notice to the other party if (i) a party materially breaches this Agreement and does not cure the breach within thirty (30) days of the date of written notice of such breach;, (ii) a party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding or if any such proceeding is instituted against a party and not dismissed within ninety (90) days; (iii) an assignment or attempted assignment in violation of the assignment provision of this Agreement; or (iv) Encision is otherwise unable or unwilling to supply Products to Intuitive pursuant to the terms of this Agreement.

19.3         Effect of Termination-Last Time Buy Order.  Upon the expiration or termination of this Agreement for any reason, Intuitive shall have the right to, within sixty (60) days from the date of expiration or termination, place a Last Time Buy Order with Encision for Products in quantities not more than 2 times the last nonbinding 12 month forecast Intuitive provided to Encision pursuant to Section 3.1 (“Last Time Buy Quantity”) with a delivery schedule generally consistent with the previously agreed upon lead times, delivery dates and other delivery obligations.  In the event of termination subject to Section 19.2 or in the event Encision is otherwise unable or unwilling to fulfill the Last Time Buy Order, then Encision shall transfer to Intuitive those portions of Encision’s Intellectual Property necessary to manufacture or have manufactured the Product to ensure that Intuitive gets continued supply of Product up to the Last Time Buy Quantity or until Encision is able to resume manufacturing Products for Intuitive, which shall be determined at Intuitive’s reasonable and good faith discretion and in accordance with Encision’s prior supply obligations under this Agreement.  In connection with such transfer of Encision’s Intellectual Property, Encision shall and hereby grants Intuitive a limited, non-exclusive license to such Intellectual Property for the sole purpose of enabling Intuitive to make or have made the Products.  If the Parties subsequently agree to allow Encision to resume manufacturing and supply, this Agreement shall be deemed reinstated and thereafter in full force and effect, without any further action required by either Intuitive or Encision. Upon any such reinstatement, any and all licenses and other rights granted under this Section 19.3 shall immediately terminate and Intuitive shall return and/or destroy all copies of Encision’s Intellectual Property transferred under the terms of this Section.    Any such expiration or termination shall not constitute a cancellation of open Scheduling Agreements or purchase orders.

19.4         Termination of this Agreement shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Encision of its obligation to immediately deliver to Intuitive any Products owed by Encision under any Scheduling Agreement or purchase order, order form or invoice, minus any amounts paid or payments, deposits and installments made by Intuitive, or in transit, prior to the date of termination.

19.5         Upon the expiration or termination of this Agreement for any reason, and subject to the provisions in Sections 19.3 and 15.1(ii), all licenses granted under this Agreement shall be revoked and Intuitive shall cease all further use, manufacture, sale, offer for sale, exportation or importation of the Products and the Encision Intellectual Property.  Nothing in this section shall be construed to prohibit Intuitive from using, selling, offering for sale, importing or exporting any Products supplied under the terms of this Agreement prior to any termination or supplied pursuant to Section 19.3.

20.          Survival.

20.1         Each party’s rights and obligations under Sections 4.5 (Price), Section 4.7 (Payment), 6.3 (Obsolescence), 14 (Representations and Warranties), 15.1(ii), 15.4 (Ownership of Intellectual Property), 16 (General Indemnification.), 17 (Limitation of Liability) 18 (Governing Law/Jurisdiction), 19 (Term and Termination), 22 (Compliance with Law), 23 (Confidentiality/Nondisclosure), 24 (Assignment.), 25 (General), and any provision which by its nature should survive, shall survive termination of this Agreement.

21.           Force Majeure.

21.1         Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, earthquake, explosion, war, embargo, government requirement, civil or military authority, act of nature, riot, strike, hostilities (including war, whether declared or not) or other similar cause beyond its control and without the fault or negligence of the delayed or non-performing party.

22.           Compliance with Law.

22.1         In the performance of this Agreement, Encision shall at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements, including, without limitation, the maintenance of a quality system and DHR (Device History Records) as required by 21 CFR 820 and other such governmental requirements applicable to environmental protection, wages, hours, equal employment opportunity, nondiscrimination, health, safety, working conditions, export control regulations, customs laws, and transportation regulations.  In the event that Intuitive’s assistance is necessary to achieve such compliance, Encision shall promptly notify Intuitive.  Upon Intuitive’s request, Encision shall provide Intuitive with documentation demonstrating Encision’s compliance with such government’s requirements.  After reasonable notice and under reasonable conditions, Intuitive shall have the right to inspect and copy any of Encision’s records regarding such compliance.

23.           Confidentiality/Nondisclosure

23.1         During the term of this Agreement the parties may receive and otherwise be exposed to confidential and proprietary information relating to each other’s business practices, strategies, and technologies. Such confidential and proprietary information may include but not be limited to confidential and proprietary information supplied with the legend “Confidential and Proprietary,” or equivalent, including information relating to products, processes, know-how, designs, drawings, clinical data, test data, formulas, source and object code, methods, samples, developmental or experimental work, improvements, discoveries, plans for research, new products, forecasts, Scheduling Agreements, purchase orders, specifications relating to Components and Products, financial, customer or other information, normally considered to be confidential, manufacturing, and all derivatives, improvements and enhancements to any of the above which are created or developed under this Agreement and information of third parties (collectively referred to as “Proprietary Information”).

23.2         Each party shall maintain all Proprietary Information in trust and confidence and shall not disclose any Proprietary Information to any third party or use any Proprietary Information for any unauthorized purpose. Each party may use such Proprietary Information only to the extent required to accomplish the purposes of this Agreement.  Proprietary Information shall not be reproduced in any form except as required to accomplish the purposes of this Agreement.

23.3         All Proprietary Information (including all copies thereof) shall remain the property of the disclosing party and shall be returned to the disclosing party after the receiving party’s need for it has expired, or upon request of the disclosing party, and in any event, upon completion or termination of this Agreement.

23.4         The termination of this Agreement shall not relieve either party of the obligations imposed by Paragraphs 23.1 through 23.3 of this Agreement with respect to Proprietary Information. Each party shall agree to hold information confidential for a period of five (5) years after the date of last disclosure or five (5) years after the termination of this Agreement, whichever is shorter.

23.5         The parties shall not disclose the existence of this Agreement or its terms to others, except as may be necessary to enforce the terms of this Agreement, or as such party will deem necessary to comply with any disclosure or legal requirement.

23.6         Each party agrees not to disclose to the other party the confidential or proprietary information of others.

23.7         Notwithstanding the foregoing, Proprietary Information shall not include any information that:

(a)           becomes generally available to the public other than as a result of a disclosure by the receiving party;

(b)           was available to the receiving party on a non-confidential basis prior to the disclosure;

(c)           becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its agents, advisors, or representatives which such source is entitled, to the best of the receiving party’s knowledge, to make the disclosure; or

(d)           is independently developed by employees of the receiving party without reference to or use of such Proprietary Information.

23.8         Publicity.  Neither party shall publish or submit for publication any document or press release, whether in written, electronic or other form, nor make any public announcement or presentation that discloses information about the existence or terms of this Agreement or transactions thereof, without the other party’s prior written consent.  Such consent from Intuitive shall not be unreasonably withheld.

24.           Assignment.

24.1         Encision shall not assign any of its rights or obligations hereunder in whole or in part, without the prior written consent of Intuitive (which consent shall not be unreasonably withheld), whether or not as incident to a merger, consolidation, reorganization or acquisition of stock or assets or a similar transaction affecting all or substantially all of the assets or voting control of the Encision. Any attempted assignment in violation of this provision shall be null, void and without legal effect.

25.           General.

25.1         Waivers. No waiver of any right by either party under this Agreement shall be of any effect unless such waiver is express, in writing and signed by the waiving party. Any purported waiver not consistent with the foregoing shall be void.

25.2         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid under any applicable statute, rule or law, the parties agree that such invalidity shall not affect the validity of the remaining provisions of the Agreement, and further agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

25.3         Headings. Headings used in this Agreement are provided for convenience only, and shall not in any way affect the meaning or interpretation hereof.

25.4         Notices. Any notices given under this Agreement must be in writing and shall be deemed given and received five (5) days after the date of mailing, one (1) day after dispatch by overnight courier service, or upon receipt if by hand delivery. Any notices pursuant to this Agreement shall be sent to Intuitive or Encision at the addresses as set forth below. Each party may change its address for receipt of notices by giving the other party notice of the new address.

(a)   If to Encision, to:

Encision Inc.

6797 Winchester Circle

Boulder, CO 80301

Attention: Jack Serino, President & CEO

Facsimile No.:  303-339-6939

E-mail: jserino@encision.com

With a required copy to:

Neugeboren O’Dowd PC

1227 Spruce St., Suite 200

Boulder, CO 80302

Attention:  Craig Neugeboren, Esq.

Facsimile No.:  720-536-4910

E-mail:  craig@neugeborenlaw.com

(b)   If to Intuitive, for operational issues related to the contract:

Intuitive Surgical, Inc.

1266 Kifer Road

Building 101

Sunnyvale, California 94086-5304

Attention: Materials Management

Facsimile No.:  408-523-1390

E-mail: [*]

with required copies to each of the following:

Office of General Counsel – Legal Department

Or at such other address for a Party as shall be specified by like notice.

Each party shall promptly notify the other of a replacement of the contact person responsible for prompt transmission of information in order to comply with Good Quality Practice (GQP) Ordinance. (Only for finished goods suppliers shipping to Japan).

25.5         Insurance.   Encision shall obtain and maintain throughout the term of the Agreement, Commercial General Liability Insurance including coverage’s for contractual liability, product liability, personal injury and bodily injury in an amount not less than $1,000,000 per occurrence/$3,000,000 aggregate. Encision shall furnish Intuitive with a certificate of insurance evidencing the coverage’s as outlined above upon execution of this Agreement. Encision shall carry Workers’ Compensation Insurance as required by California State Law.

25.6         Relationship of the Parties. The parties understand and agree that their relationship hereunder is one of contract and that they are not and shall not be construed as partners, joint ventures, or agent and principal. In no event shall either party be authorized to act for or on behalf of the other party.

25.7         Costs. Except as otherwise specifically provided herein or as agreed to by the Parties, each party shall bear its own costs and expenses incurred in connection with the performance of its obligations hereunder.

25.8         Taxes. Any taxes, levies or similar governmental charges, now in force or enacted in the future, however, designated (“Taxes”) including related penalties and interest, imposed by any governmental authority on or measured by the activities described herein shall be paid by Intuitive in addition to the prices invoiced. Intuitive shall pay, or reimburse Encision for the payment of all Taxes including related penalties and interest, except Taxes for which Intuitive has provided a certificate of exemption or resale acceptable to both Encision and the appropriate taxing authority.

25.9         Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original, and all of which taken together will constitute one single agreement.

25.10       Specific Performance.  Encision acknowledges and agrees that any breach of certain of Encision’s obligations under this Agreement, including without limitation Encision’s obligations under Sections 6.2, 6.3, 19.3 and 24 herein, will cause irreparable harm to Intuitive for which monetary damages will not be adequate remedy.  Encision therefore agrees that Intuitive shall be entitled (without limitation of any other rights or remedies otherwise available to Intuitive) to specific performance without posting a bond.

25.11       Entire Agreement; Amendment.  This Agreement sets forth the entire agreement between Intuitive and Encision with respect to the subject matter hereof and supersedes any prior agreements, understandings promises and representations made orally or in writing by either party, to the other party, concerning the subject matter herein, pricing and the applicable terms.  Any terms or conditions contained in any Scheduling Agreement or purchase order, acknowledgement, invoice or other similar forms of the parties which are different from, inconsistent with or in addition to the terms and conditions of this Agreement shall be void and of no effect, unless otherwise mutually agreed to in writing by the parties.  This Agreement may be amended only in writing, signed by both parties.  Any purported oral modification intended to amend the terms and conditions of this Agreement shall be void.

Upon signing below he/she acknowledges that they have read, understand and agree to be bound by the terms and conditions of this Agreement.

In Witness whereof, the undersigned represents that he/she has the authority to bind his or her party to this Agreement.

ACCEPTED BY:	ACCEPTED BY:

INTUITIVE SURGICAL, INC.	ENCISION, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

PRODUCT LIST/PRICING

Product description	Encision Part number	Intuitive Part Number	$ Price (per Unit)		CE and 510K approvals responsibility of Encision or Intuitive.

EM2+ Active Electrode Monitor			[*	]	Encision
EM2+A Active Electrode Monitor			[*	]	Encision
EM2+AHF Active Electrode Monitor			[*	]	Encision
EM2HF Active Electrode Monitor			[*	]	Encision
EM2AB Active Electrode Monitor			[*	]	Encision
EM2+E Active Electrode Monitor			[*	]	Encision
ES9005 Active Adapter			[*	]	Encision
12 ft Cord, to connect AEM® to Intuitive instrument			[*	]	Encision

EXHIBIT B

SPECIFICATIONS

•      The AEM monitor must function as long as the total capacitance of cord and instrument is no more than [*] pF.

•      The cord shall be [*] ft and must have capacitance of no more than than [*] pF.

•      Measurements will be made at [*] KHz.

•      Shall have a certified or validated [*]-year shelf life.

Products shall comply with the standards listed below as well as bear the third party certification marks as specified:

Standards and Agency Marks

#	Standard	Description	Test Agency Report / Marks
1	IEC 60601-1:1988 (2nd Edition)	Medical Electrical Equipment, Part 1: General Requirements for Safety	Third party CB Test report and Certificate – To be issued by Underwriters Laboratories (UL) (For CE marked product only)

2	UL60601-1 (2003) Amendments: A1 (6/2003), A2 (4/2006)	Medical Electrical Equipment, Part 1: General Requirements for Safety	UL Classification or equivalent Nationally Recognized Test Laboratory (NRTL) Mark (ETL mark scheduled for [*], test report to include item 4)

3	CAN/CSA —C22.2 No. 601.1B-90 (R2006)	Medical Electrical Equipment, Part 1: General Requirements for Safety	UL Classification for Canada (C-UL Mark) or equivalent mark accepted by the Standards Council of Canada (SCC) cETL mark (subject to availability of [*] labeling) not currently scheduled.

4	IEC 60601-2-2:2006 (4th edition) Required for EU by 10/01/09	Medical electrical equipment - Part 2-2: Particular requirements for the safety of high frequency surgical equipment	CB Test report and Certificate – per #1 above (For CE marked product only)

5	IEC 60601-1-2:2007 (3rd Edition)	Medical Electrical Equipment, Part 1: General Requirements for Safety, 2. Collateral Standard. Electromagnetic compatibility – Requirements and tests.	Third party test report by EMC lab accredited by both NVLAP and member of the International Accreditation Foundation (IAF) or EC-ACB (European Commission Association Of Competent Bodies)

In addition to the standards listed in above, it is anticipated that compliance with the 3rd edition of IEC 60601-1 (IEC 60601-1:2005) will be completed by whenever such compliance is required of Intuitive, or when it becomes mandatory for CE marking, whichever comes first.  Encision shall ensure compliance with IEC 60601-1:2005 and associated US and Canadian national standards by when such compliance is applicable to Intuitive.

Encision shall conduct all appropriate testing and labeling to ensure compatibility with Intuitive instruments by December 31, 2009.

Any changes to these specifications/requirements shall be by mutual written agreement.